 Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 1, 2010 relating to the financial statements, and the effectiveness of internal control over financial reporting, which appears in Carter's, Inc.'s Annual Report on Form 10-K for the year ended January 2, 2010.

/s/ PricewaterhouseCoopers LLP
Stamford, CT
July 30, 2010